Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

PHI TERMINATES TENDER OFFER FOR ITS 5.25% SENIOR NOTES DUE 2019

LAFAYETTE, LOUISIANA, October 12, 2018 – PHI, Inc. (The Nasdaq Select Global Market: PHII (voting); PHIIK (non-voting)) announced today that it has terminated its previously-announced cash tender offer (the “Tender Offer”) to purchase any and all of the $500 million aggregate principal amount of its outstanding 5.25% Senior Notes due March 2019 and its related consent solicitation (the “Solicitation”), both of which were initially announced on June 18, 2018.

This press release constitutes a formal termination of the Tender Offer and Solicitation, and a formal notification that the Company will not accept for purchase any 5.25% Senior Notes tendered in connection with the Tender Offer. All 5.25% Senior Notes previously tendered and not withdrawn will be promptly returned or credited back to their respective holders. The Company reserves the right to initiate a new tender offer or to purchase its outstanding bonds in the open market at a later date if conditions in the financing markets improve, but is under no obligation to do so.

As previously announced, the Company has recently refinanced its secured revolving credit facility and has engaged Houlihan Lokey as its financial advisor to assist the Company in exploring and evaluating a broad range of potential strategic alternatives to improve the Company’s liquidity and enhance shareholder value. There is no current timetable for completing this process and no assurance that it will result in any particular outcome. The Company does not intend to provide any updates on its process unless or until it determines that further disclosure is necessary or appropriate.

Any questions relating to the termination of the Tender Offer and Solicitation may be directed to D.F. King at (877) 297-1738 (U.S. toll-free) or by email at phi@dfking.com.

This press release is for informational purposes only, and constitutes neither an offer to buy nor a solicitation of an offer to sell the above-described notes or any other securities.

About PHI, Inc.

PHI, Inc. is one of the world’s leading helicopter services companies, operating over 240 aircraft in over 70 locations around the world. Known industry wide for the relentless pursuit of safe, reliable helicopter transportation, PHI offers services to the offshore Oil and Gas, Air Medical applications, and Technical Services applications around the world. PHI’s professional staff gives the company a great depth in all areas of operation and is composed of highly skilled, dedicated, hardworking and loyal employees. In addition to operations in the United States, the company has operated in 43 foreign countries and continues to operate for customers across the globe. PHI’s Headquarters are in Lafayette, Louisiana USA and PHI employs approximately 2,400 personnel globally.

Forward-Looking Statements

All statements other than statements of historical fact contained in this press release are “forward-looking” statements, as defined by (and subject to the “safe harbor” protections under) the federal securities laws. When used herein, the words “anticipates,” “expects,” “believes,” “seeks,” “hopes,” “intends,” “plans,”

“projects,” “views,” “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond PHI’s control. These forward-looking statements, and the assumptions on which they are based, (i) are not guarantees of future events, (ii) are inherently speculative and (iii) are subject to significant risks, uncertainties. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if PHI’s underlying assumptions prove incorrect. All of PHI’s forward-looking statements are qualified in their entirety by reference to PHI’s discussion of certain important factors that could cause PHI’s actual results to differ materially from those anticipated, estimated, projected or implied by us in those forward looking statements.

Factors that could cause PHI’s results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, the failure of our strategic review to identify attractive alternatives; changes in the capital markets or other market or financial conditions; corporate developments that could preclude, impair or delay any of the above-described transactions due to restrictions under the federal securities laws; changes in the credit ratings of PHI; changes in PHI’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of PHI to pursue or consummate any of the above-described transactions on the terms described above or at all; and other risks referenced from time to time in PHI’s filings with the U.S. Securities and Exchange Commission. There can be no assurances that any of the above-described transactions will be consummated on the terms described above or at all.

Additional factors or risks that PHI currently deems immaterial, that are not presently known to us, that arise in the future or that are not specific to us could also cause PHI’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned not to unduly rely upon PHI’s forward-looking statements, which speak only as of the date made. PHI undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Further, PHI may make changes to its plans at any time and without notice, based on any changes in the above-listed factors, PHI’s assumptions or otherwise.

CONTACTS

PHI, Inc.

Trudy McConnaughhay

Chief Financial Officer and Secretary

337-272-4452

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